EXHIBIT 99.13

April 30, 2013

McMoRan Exploration Co.

1615 Poydras Street

New Orleans, Louisiana 70112

Attention: General Counsel

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2012, by and among McMoRan Exploration Co. (the “Company”), Freeport-McMoRan Copper & Gold Inc. (“Parent”) and INAVN Corp. (“Merger Sub). Each of the Company, Parent and Merger Sub are referred to herein from time to time each, as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein have the respective meanings ascribed to such terms in the Merger Agreement.

In connection with In re McMoRan Exploration Co. Stockholder Litigation, Consolidated C.A. No. 8132-VCN, the parties have proposed that the Charter Amendment (as defined in the Merger Agreement) be modified to provide that Parent is not an “Interested Stockholder” solely for the purposes of the transactions contemplated by the Merger Agreement (as opposed to for all purposes). A copy of the Charter Amendment is attached hereto and for purposes of the Merger Agreement the Charter Amendment shall mean the Charter Amendment attached hereto. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Sections 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13 and 8.14 of the Merger Agreement are incorporated by reference as though fully reproduced herein, mutatis mutandis. The Parties agree that except as expressly set forth in this letter agreement, the terms and provisions of the Merger Agreement shall continue in full force without alteration.

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Please confirm your agreement with the foregoing by executing and returning the enclosed copy of this letter agreement, whereupon this letter agreement shall be binding upon all of the Parties.

Sincerely,

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

INAVN CORP.

By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	Executive Vice President & Treasurer

Agreed and Acknowledged as of the 30th day of April, 2013:

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
	Name:	Nancy D. Parmelee
	Title:	Senior Vice President, Chief Financial Officer & Secretary

cc:	Michael J. Aiello, Weil, Gotshal & Manges

David E. Shapiro, Wachtell, Lipton, Rosen & Katz

[Signature page to Letter Agreement]

MCMORAN EXPLORATION CO.

CHARTER AMENDMENT

(k) “Interested Stockholder” means any person (other than the Corporation, any Subsidiary, Plains Exploration & Production Company, Freeport-McMoRan Copper & Gold Inc. (but only with respect to transactions pursuant to the Agreement and Plan of Merger by and among McMoRan Exploration, Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. dated as of December 5, 2012 as it may be amended from time to time in accordance with its terms), any Employee Benefit Plan, any fiduciary with respect to an Employee Benefit Plan acting in such capacity, owning Capital Stock as of November 9, 1998, or any Affiliate or Associate of any of the foregoing) who (1) is the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock or (2) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of shares of Capital Stock (including two or more classes or series voting together as a single class) representing 15% or more of the Voting Stock. For the purpose of determining whether a person is an Interested Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of paragraph (c) of Article VII, section 3, but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.